Exhibit 99.1

POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

Investor Contact:	Barbara A. Gould
(615) 235-4124

Media Contact:	Julie K. Davis
(615) 443-9266

CRACKER BARREL REPORTS 9% INCREASE IN FOURTH QUARTER EPS
 Reports Full Year Fiscal 2009 EPS of $2.89
Issues Guidance for Fiscal 2010

•	Fourth-quarter diluted EPS from continuing operations of $0.99, an increase of 8.8% compared with the prior-year quarter
•	Revenue for the fourth quarter declined 1.0% to $595.6 million compared with the prior-year quarter
•	Operating income margin in the fourth quarter was 7.0% of total revenue compared with 6.9% in the prior-year quarter
•	Net cash flow from operating activities increased $39.7 million to $164.2 million in fiscal 2009
•	Closed sale/leaseback transactions and paid down $133.0 million of long-term debt in the fourth quarter

LEBANON, Tenn. -- September 15, 2009 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today reported income from continuing operations of $0.99 per diluted share for the fourth quarter of f iscal 2009, compared with $0.91 per diluted share from continuing operations in the fourth quarter of fiscal 2008, an increase of 8.8%.  Income from continuing operations was $22.8 million compared with $20.6 million in the fourth quarter of fiscal 2008, with the increase reflecting improved gross margin, relatively flat operating income, lower interest expense and a lower effective tax rate in the fourth quarter of fiscal 2009.

Fourth-Quarter Fiscal 2009 Results
Revenue from continuing operations
Total revenue from continuing operations of $595.6 million for the fourth quarter represented a decrease of 1.0% from the fourth quarter of fiscal 2008.  Comparable store restaurant sales for the period decreased 1.4%, including a 2.4% higher average check.  Comparable store retail sales were down 7.0% for the quarter.

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Cracker Barrel Reports 9% Increase in Fourth Quarter EPS

September 15, 2009

Comparable store restaurant traffic, check average and comparable store restaurant and retail sales for the fiscal months of May, June and July and the fourth quarter were as follows:
	May	June	July	Quarter ended July 31, 2009
Comparable restaurant traffic	-3.7%	-4.1%	-3.8%	-3.8%
Average check	2.7%	2.6%	2.1%	2.4%
Comparable restaurant sales	-1.0%	-1.5%	-1.7%	-1.4%
Comparable retail sales	-6.4%	-5.2%	-8.8%	-7.0%

Income from continuing operations
Operating income from continuing operations of $41.4 million was 7.0% of total revenue for the fourth quarter of fiscal 2009 compared with $41.6 million, or 6.9% of total revenue, in the fourth quarter of fiscal 2008.  Operating margin improved primarily because of higher gross margins and lower general and administrative expenses partially offset by impairment charges and higher healthcare expenses.

Commenting on the fourth-quarter results, Cracker Barrel Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “We are pleased to report a solid increase in earnings per share for the quarter despite a challenging sales environment.  We improved our operating margin as a result of lower food cost inflation, effective management of our operating costs, and lower G&A expenses, which more than offset charges taken for impairment and higher healthcare costs.  We continued to outperform many in the casual dining industry as measured by comparable store sales published in the industry-monitoring Knapp-Track™ report.  We’ve done this by providing good customer value, which means ample portions of high quality food at a fair price.  Our goal is to build traffic in our restaurants and increase retail sales by leveraging the strength of the Cracker Barrel brand.”

Fiscal 2009 Results
Total revenue from continuing operations of $2.37 billion for fiscal 2009 decreased 0.7% from fiscal 2008.  For the year, comparable store restaurant sales decreased 1.7%, including a 2.9% higher check.  Comparable store retail sales decreased 5.9%.

Fiscal 2009 income from continuing operations was $66.0 million, or $2.89 per diluted share, compared with income from continuing operations of $65.3 million, or $2.79 per diluted share, in fiscal 2008.

Net cash flow provided by operating activities was $164.2 million, compared with $124.5 million in fiscal 2008, reflecting slightly higher net income from continuing operations and better working capital management in fiscal 2009.  Retail inventory at 2009 fiscal year end was $108.4 million, a 13.0% reduction from the prior year.  Capital expenditures for the year were $67.8 million.  Cash provided by operating activities and net proceeds from the sale/leaseback transactions were used to reduce long-term debt by $142.8 million during the year.  At fiscal year end, long-term debt was $645.5 million, including current maturities.

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Cracker Barrel Reports 9% Increase in Fourth Quarter EPS

September 15, 2009

Fiscal 2010 Outlook
The Company urges caution in considering its current trends and the outlook disclosed in this press release.  The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors, risks and influences, some of which are discussed in the cautionary language at the end of this press release and others that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended August 1, 2008, which can be found on the Securities and Exchange Commission’s website, sec.gov, and the Company’s website, crackerbarrel.com.  The Company disclaims any obligations to update disclosed information on trends or targets other than in its periodic filings with the Securities and Exchange Commission.

The Company commented that its outlook for fiscal 2010 reflects many assumptions, the accuracy of which is not yet known.  Based on current trends and estimates, the Company presently expects fiscal 2010 total revenue to increase approximately 0.5% to 2.5% over revenue in fiscal 2009.  The revenue increase reflects the expected opening of seven new Cracker Barrel units during the year, projected comparable store restaurant sales between a decrease of 0.5% to an increase of 1.5% and comparable store retail sales between a decrease of 1.5% to an increase of 0.5%.  The fiscal 2010 outlook includes approximately $4.9 million of net operating expenses related to the sale/leaseback transactions completed late in fiscal 2009.  Depreciation for the year is expected to be $61 to $63 million.  The Company expects fiscal 2010 operating income margin as a percent of revenues to be approximately 5.7% to 6.0% compared with 6.0% in fiscal 2009.  Net interest expense is estimated at $46 to $48 million, and diluted shares outstanding are expected to average approximately 23 million.  The Company's Board of Directors has authorized the repurchase from time to time during this fiscal year common stock in numbers sufficient to offset dilution resulting from the exercise of options and other share-based compensation.  The Company expects its full year 2010 effective tax rate to be between 27.5% and 28.5%.  Based on the assumptions outlined above, full-year income from continuing operations per diluted share is projected to be in the range of $2.85 to $3.10 per share.  The Company expects capital expenditures during fiscal 2010 to be between $70 and $75 million.  The Company cautioned that it may opportunistically refinance or extend the maturities of a portion of its long-term debt during fiscal 2010.  The foregoing guidance does not include any assumptions regarding the terms, timing or amount of any refinancing, any charges that would result from early extinguishment of debt, or any expense associated with the issuance of any new indebtedness.

Commenting on the outlook, Mr. Woodhouse said, “As we look forward in fiscal 2010, the economic environment is challenging--consumer sentiment is unclear, unemployment remains high, and discounting in our industry continues.  We are focused on delivering a great experience for our guests each and every day, sustaining the cost containment actions implemented in fiscal 2009, and improving our profitability through investment in long-term initiatives that provide for improved labor scheduling, retail merchandising and speed of service.”

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Cracker Barrel Reports 9% Increase in Fourth Quarter EPS

September 15, 2009

Fiscal 2009 Fourth-Quarter Conference Call
As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET).  The on-line replay will be available at 2:00 p.m. (ET) and continue through September 30, 2009.

The Company plans to announce its fiscal 2010 first quarter earnings and comparable restaurant and retail sales on Tuesday, November 24, 2009 before the market opens.

Analyst-Institutional Investor Conference
The Company will host an analyst/institutional investor meeting on October 13, 2009 that will highlight the latest information on Cracker Barrel’s restaurant and retail operations, strategic sourcing, marketing plans and financial strategy.  Presentations are scheduled from 11:30 am CDT (12:30 p.m. EDT) to 2:15 p.m. CDT (3:15 p.m. EDT).  A webcast of the presentations will be available over the Internet at investor.crackerbarrel.com.  A replay of the webcast will be available through November 15, 2009.

Headquartered in Lebanon, Tennessee, Cracker Barrel Old Country Store, Inc. was established in 1969 and operates 590 company-owned locations in 41 states.  Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m.  For more information, visit: crackerbarrel.com.

CBRL-F
Except for specific historical information, many of the matters discussed in this press release (e.g., outlook, capital expenditure, refinancing and development plans) may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,”   “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” ”should,” “ projects,” “forecasts,”  or “continue” (or the negative or other derivatives of each of these terms) or similar terminology.  Factors which could materially affect actual results include, but are not limited to:  the effects of uncertain consumer confidence, higher costs for energy, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; the ability of the Company to sustain or the effects of plans intended to improve operational or marketing  execution and performance; changes in or implementation of additional governmental or regulatory

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Cracker Barrel Reports 9% Increase in Fourth Quarter EPS

September 15, 2009

rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect the Company’s brands and products; commodity price increases; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s food or products or those of the restaurant industry  in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our substantial indebtedness and associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue its operating plans and objectives; changes in interest rates or capital market conditions affecting the Company’s financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the ability of the Company to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the Company’s restaurant or retail supply chain; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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Cracker Barrel Reports 9% Increase in Fourth Quarter EPS

September 15, 2009

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share and per share amounts, percentages and ratios)

	Fourth Quarter Ended			Twelve Months Ended
	7/31/09	8/1/08	Percentage Change	7/31/09	8/1/08	Percentage Change
Total revenue	$595,603	$601,765	(1)%	$2,367,285	$2,384,521	(1)%
Cost of goods sold	184,732	189,206	(2)	764,909	773,757	(1)
Gross profit	410,871	412,559	--	1,602,376	1,610,764	(1)
Labor and other related expenses	229,691	227,894	1	916,256	909,546	1
Other store operating expenses	105,653	107,443	(2)	421,594	422,293	--
Impairment and store closing charges	2,088	--	--	2,088	877	138
Store operating income	73,439	77,222	(5)	262,438	278,048	(6)
General and administrative expenses	32,044	35,632	(10)	120,199	127,273	(6)
Operating income	41,395	41,590	--	142,239	150,775	(6)
Interest expense	12,126	13,867	(13)	52,177	57,445	(9)
Interest income	--	--	--	--	185	(100)
Pretax income	29,269	27,723	6	90,062	93,515	(4)
Provision for income taxes	6,454	7,116	(9)	24,105	28,212	(15)
Income from continuing operations	22,815	20,607	11	65,957	65,303	1
(Loss) income from discontinued operations, net of tax	(35)	396	(109)	(31)	250	(112)
Net income	$22,780	$21,003	8	$65,926	$65,553	1

Earnings per share – Basic:
Income from continuing operations	$1.01	$0.93	9	$2.94	$2.87	2
(Loss) income from discontinued operations, net of Tax	$0.00	$0.02	(100)	$0.00	$0.01	(100)
Net income per share	$1.01	$0.95	6	$2.94	$2.88	2
Earnings per share – Diluted:
Income from continuing operations	$0.99	$0.91	9	$2.89	$2.79	4
(Loss) income from discontinued operations, net of Tax	$0.00	$0.02	(100)	$0.00	$0.01	(100)
Net income per share	$0.99	$0.93	6	$2.89	$2.80	3

Weighted average shares:
Basic	22,628,851	22,151,070	2	22,458,971	22,782,608	(1)
Diluted	23,056,311	22,608,468	2	22,787,633	23,406,044	(3)

Ratio Analysis
Total revenue:
Restaurant	81.3%	80.4%		79.2%	78.5%
Retail	18.7	19.6		20.8	21.5
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	31.0	31.4		32.3	32.4
Gross profit	69.0	68.6		67.7	67.6
Labor and other related expenses	38.6	37.9		38.7	38.2
Other store operating expenses	17.7	17.9		17.8	17.7
Impairment and store closing charges	0.4	--		0.1	--
Store operating income	12.3	12.8		11.1	11.7
General and administrative expenses	5.3	5.9		5.1	5.4
Operating income	7.0	6.9		6.0	6.3
Interest expense	2.0	2.3		2.2	2.4
Interest income	--	--		--	--
Pretax income	5.0	4.6		3.8	3.9
Provision for income taxes	1.2	1.2		1.0	1.2
Income from continuing operations	3.8	3.4		2.8	2.7
(Loss) income from discontinued operations, net of tax	0.0	0.1		--	--
Net income	3.8%	3.5%		2.8%	2.7%

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Cracker Barrel Reports 9% Increase in Fourth Quarter EPS

September 15, 2009

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except share amounts)

	7/31/09	8/1/08
Assets
Cash and cash equivalents	$11,609	$11,978
Assets held for sale	--	3,248
Other current assets	186,716	205,413
Property and equipment, net	1,001,776	1,045,240
Long-lived assets	45,080	47,824
Total assets	$1,245,181	$1,313,703

Liabilities and Shareholders’ Equity
Current liabilities	$264,962	$264,719
Long-term debt	638,040	779,061
Interest rate swap liability	61,232	39,618
Other long-term obligations	145,325	137,554
Shareholders’ equity	135,622	92,751
Total liabilities and shareholders’ equity	$1,245,181	$1,313,703

Common shares outstanding	22,722,685	22,325,341

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Cracker Barrel Reports 9% Increase in Fourth Quarter EPS

September 15, 2009

CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	Twelve Months Ended
	7/31/09	8/1/08
Cash flows from continuing operations:
Cash flows from operating activities:
Net income	$65,926	$65,553
Loss (income) from discontinued operations, net of tax	31	(250)
Depreciation and amortization	59,286	57,689
Loss on disposition of property and equipment	4,421	1,195
Impairment	2,088	532
Share-based compensation, net of excess tax benefit	6,009	8,491
Net changes in other assets and liabilities	26,410	(8,700)
Net cash provided by operating activities	164,171	124,510
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(67,842)	(87,849)
Proceeds from sale of property and equipment	58,755	5,143
Net cash used in investing activities	(9,087)	(82,706)
Cash flows from financing activities:
Net (payments) proceeds for credit facilities and other long-term obligations	(142,330)	23,358
Proceeds from exercise of stock options	4,362	306
Excess tax benefit from share-based compensation	937	--
Purchase and retirement of common stock	--	(52,380)
Deferred financing costs	(768)	--
Dividends on common stock	(17,607)	(15,743)
Net cash used in financing activities	(155,406)	(44,459)

Cash flows from discontinued operations:
Net cash (used in) provided by operating activities of discontinued operations	(47)	385
Net cash (used in) provided by discontinued operations	(47)	385

Net decrease in cash and cash equivalents	(369)	(2,270)
Cash and cash equivalents, beginning of period	11,978	14,248
Cash and cash equivalents, end of period	$11,609	$11,978

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Cracker Barrel Old Country Store, Inc. Announces Fourth Quarter Results

September 15, 2009

CRACKER BARREL OLD COUNTRY STORE, INC.
Supplemental Information
(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	7/31/09	8/1/08	7/31/09	8/1/08

Units in operation:
Open at beginning of period	588	576	577	562
Opened during period	--	1	11	17
Closed during period	--	--	--	(2)
Open at end of period	588	577	588	577

Total revenue: (In thousands)
Restaurant	$484,240	$483,888	$1,875,688	$1,872,152
Retail	111,363	117,877	491,597	512,369
Total revenue	$595,603	$601,765	$2,367,285	$2,384,521

Operating weeks:	7,644	7,495	30,393	29,661

Average unit volume: (In thousands)
Restaurant	$823.5	$839.3	$3,209.1	$3,282.2
Retail	189.4	204.5	841.1	898.2
Total	$1,012.9	$1,043.8	$4,050.2	$4,180.4

	Q4 2009 vs. Q4 2008	12 mo. 2009 vs. 12 mo. 2008

Comparable store sales period to period decrease:
Restaurant	(1.4)%	(1.7)%
Retail	(7.0)%	(5.9)%

Number of locations in comparable store base	566	550

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